AMENDMENT NUMBER ONE

                                       TO

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                     TROPICAL SPORTSWEAR INT'L CORPORATION,

                              HB ACQUISITION CORP.

                                       AND

                         DUCK HEAD APPAREL COMPANY, INC.



                            DATED AS OF JULY 26, 2001









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                              AMENDMENT NUMBER ONE
                                       TO
                          AGREEMENT AND PLAN OF MERGER


         THIS AMENDMENT NUMBER ONE TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of July 26, 2001, by and among Tropical Sportswear Int'l Corporation, a Florida corporation ("Buyer"), HB Acquisition Corp., a Georgia corporation ("Sub"), and Duck Head Apparel Company, Inc., a Georgia corporation ("Target").

                                    PREAMBLE

         The parties to this Amendment previously entered into that certain Agreement and Plan of Merger by and among the parties as of June 26, 2001 (the "Merger Agreement"). Since that date, Buyer has been conducting its due diligence investigation of Target and its business. Buyer has requested from Target, and Target has agreed to, an extension of its due diligence period because Buyer has indicated that Buyer's due diligence cannot be completed by July 26, 2001 as contemplated in the Merger Agreement. As a result, the parties desire to enter into this Amendment to amend the Merger Agreement to extend the due diligence period.

         Certain capitalized terms used in this Amendment are defined in the Merger Agreement.

         NOW,   THEREFORE,   in  consideration  of  the  above  and  the  mutual
warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                            ARTICLE 1. THE AMENDMENT

1.1 DUE DILIGENCE PERIOD. Paragraph (f) of Section 11.1 of the Merger Agreement is hereby amended by substituting the date "August 6, 2001" for the phrase "the thirtieth (30th) day after the date of this Agreement," so that the amended paragraph (f) of Section 11.1 now is as follows:

                  (f) By Buyer on or before August 6, 2001 in the event that Buyer has not been satisfied in its reasonable discretion, exercised in good faith, with the results of its due diligence review of information concerning the Target and its business; or

1.2 INITIAL EXPIRATION DATE OF THE OFFER. The parties agree that the initial expiration date of the Offer shall be Midnight on August 8, 2001, unless Target shall have received an Acquisition Proposal prior to August 8, 2001 and shall have provided to Buyer the notices required by Sections 9.1(b) or 9.2(a) of the Agreement, in which case the Offer shall initially expire on the earlier of
(i)(five (5) business days after any Subsequent Determination by Target's Board of Directors or (ii) the seventh (7th) business day following the earliest notice from Target to Buyer advising Buyer that the Board of Directors of Target

                                       1
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has received a Superior  Proposal.  In  furtherance  of this Section 1.2 of this
Amendment, the third sentence of paragraph (a) of Section 1.1 of the Agreement is hereby amended by substituting the following sentence therefor:

         The initial expiration date of the Offer shall be the later of (x) August 8, 2001 or (y) if, prior to August 8, 2001, Target shall have received an Acquisition Proposal and provided the notices to Buyer required by Sections 9.1(b) or 9.2(a), the earlier of (i) the fifth
         (5th) business day following a Subsequent Determination (as defined in Section 9.1(b)) or (ii) the seventh (7th) business day following the earliest notice from Target to Buyer advising Buyer that the Board of Directors of Target has received a Superior Proposal.

1.3 SUBSEQUENT  DETERMINATION.  The second  sentence of paragraph (b) of Section
9.1 of the Agreement is hereby amended by the substitution of the words "after August 1, 2001" for the clause "after the expiration or waiver of Buyer's right to terminate this Agreement pursuant to Section 11.1(f)".

1.4 OTHER OFFERS.  The proviso of the first sentence of paragraph (a) of Section
9.2 of the Agreement, which follows clause (iv) of that sentence, is hereby amended by the substitution of the words "after August 1, 2001" for the clause "after the expiration or waiver of Buyer's right to terminate this Agreement pursuant to Section 11.1(f)".

1.5 THE MERGER AGREEMENT. Except as set forth in the foregoing provisions of this Amendment, the terms and conditions of the Merger Agreement shall be in full force and effect and shall not be amended or otherwise altered by this Amendment. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

1.6 MISCELLANEOUS. The provisions of Sections 12.5, 12.6, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12, 12.13 and 12.14 of the Merger Agreement shall apply to this Amendment as fully as if such Sections were set forth in this Amendment in their entirety.

          IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ATTEST:                                    TROPICAL SPORTSWEAR INT'L CORPORATION


                                            By: /s/ Michael Kagan
                                                -------------------------------
/s/ Regina M. Valentin                      Title: Executive Vice President, CFO
---------------------------
Title: Executive Assistant
       Assistant Secretary

[CORPORATE SEAL]


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ATTEST:                                        HB ACQUISITION CORP.


                                               By: /s/ Michael Kagan
                                                   ---------------------------
/s/ Jane C. Marlow                                 Title: President
-------------------------------
Title: Witness

[CORPORATE SEAL]

ATTEST:                                        DUCK HEAD APPAREL COMPANY, INC.


                                               By: /s/ William V. Roberti
                                                   ---------------------------
/s/ K. Scott Grassmyer                         Title: Chairman, President & CEO
--------------------------------
Title: Secretary

[CORPORATE SEAL]